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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 22 to the registration statement on Form N-1A (the "Registration Statement") of our report dated April 10, 1996, relating to the financial statements and financial highlights of International Equity, Emerging Markets Equity and International Fixed Income Portfolios (constituting SEI International Trust, hereafter referred to as the "Trust") appearing in the February 29, 1996 Annual Report to Shareholders of the Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectuses and under the headings "Experts" and "Financial Statements" in the Statement of Additional Information.



PRICE WATERHOUSE LLP

Philadelphia, PA
April 4, 1997